Exhibit 99.1

Update on Toast Digital Ordering for our Customer Community

July 19, 2023

To Our Customer Community -

After extensive discussions with many of you, we have made the decision to remove the $0.99 order processing fee from the new version of our digital ordering suite by the end of this week.

While we had the best of intentions — to keep costs low for our customers — that is not how the change was perceived by some of you. We made the wrong decision and following a careful review, including the additional feedback we received, the fee will be removed from our Toast digital ordering channels.

Each and every day at Toast we wake up focused on a single mission — to empower the restaurant community to delight your guests, do what you love, and thrive. Similar to how you run your restaurant, sometimes this involves making difficult decisions on whether to pass rising costs onto our community.

For those who have been with Toast for a long time — you know that for the last 12 years there have been no broad-based price increases, despite significant investment in our platform. We continued this practice throughout COVID-19, even as we created a $35M Restaurant Recovery Fund that included millions of dollars in software relief for our customers, and continued advocacy for the federal Restaurant Revitalization Fund.

Many of you selected Toast because of our commitment to transparency and focus on helping you take control of the guest relationship. You hold Toast to a high bar and we remain committed to meeting that expectation.

In that same spirit of transparency we also must acknowledge that innovation requires investment. Like any business, as we add new capabilities to our existing product suite we will adjust pricing thoughtfully to help fund product investments and unlock innovation that delivers value to help you thrive.

I’d like to close by thanking you for your input and support of Toast. We can accomplish far more together than we can apart and we remain committed to supporting your restaurant and the industry well into the future.

Chris Comparato, Chief Executive Officer

About Toast

Toast [NYSE: TOST] is a cloud-based, all-in-one digital technology platform purpose-built for the entire restaurant community. Toast provides a single platform of software as a service (SaaS) products and financial technology solutions that give restaurants everything they need to run their business across point of sale, operations, digital ordering and delivery, marketing and loyalty, and team management. By serving as the restaurant operating system across dine-in, takeout, and delivery channels, Toast helps restaurants streamline operations, increase revenue, and deliver amazing guest experiences. For more information, visit www.toasttab.com.

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